Filed Pursuant to Rule 433
Registration Nos. 333-267243 and 333-267243-02
November 27, 2023

BROOKFIELD FINANCE INC.
US$700,000,000 6.350% NOTES DUE 2034

PRICING TERM SHEET
November 27, 2023

Issuer:	Brookfield Finance Inc.

Guarantor:	Brookfield Corporation

Guarantee:	The Notes (as defined below) will be fully and unconditionally guaranteed as to payment of principal, premium (if any) and interest and certain other amounts by Brookfield Corporation.

Security:	6.350% Notes due January 5, 2034 (the “Notes”)

Expected Ratings*:	A3 (Stable) (Moody’s Investors Service, Inc.) A- (Stable) (S&P Global Ratings) A- (Stable) (Fitch Ratings, Inc.) A (Stable) (DBRS Limited)

Ranking:	Senior Unsecured

Size:	US$700,000,000

Trade Date:	November 27, 2023

Expected Settlement Date:

December 4, 2023 (T+5)

Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the delivery of the Notes hereunder will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to their date of delivery hereunder should consult their own advisors.

Maturity Date:	January 5, 2034

Coupon:	6.350%

Interest Payment Dates:	January 5 and July 5, commencing July 5, 2024

Price to Public:	100.000%

Benchmark Treasury:	UST 4.500% due November 15, 2033

Benchmark Treasury Price & Yield:	100-25+; 4.400%

Spread to Benchmark Treasury:	+195 basis points

Yield:	6.350%

Denominations:	Initial denominations of US$2,000 and subsequent multiples of US$1,000

Covenants:	Change of control (put @ 101%) Negative pledge Consolidation, merger, amalgamation and sale of substantial assets

Redemption Provisions:

Make-Whole Call:	Prior to October 5, 2033 (three months prior to maturity), treasury rate plus 30 basis points

Par Call:	At any time on or after October 5, 2033 (three months prior to maturity), at 100% of the principal amount of the Notes to be redeemed

Use of Proceeds:	Refinance existing indebtedness issued or guaranteed by Brookfield Corporation

CUSIP/ISIN:	11271L AK8 / US11271LAK89

Joint Book-Running Managers:	BofA Securities, Inc. Citigroup Global Markets Inc. Morgan Stanley & Co. LLC SMBC Nikko Securities America, Inc.

Co-Managers:

Banco Bradesco BBI S.A.

BNP Paribas Securities Corp.

Desjardins Securities Inc.

Itau BBA USA Securities, Inc.

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

National Bank of Canada Financial Inc.

Natixis Securities Americas LLC

Santander US Capital Markets LLC

SG Americas Securities, LLC

Capitalized terms used and not defined herein have the meanings assigned in the Issuer and the Guarantor’s Prospectus Supplement, dated November 27, 2023.

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* Note: A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer and the Guarantor have filed a joint registration statement (including a prospectus) and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the Issuer and the Guarantor have filed with the SEC for more complete information about the Issuer, the Guarantor and this offering.

You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. at 1-800-294-1322 or by emailing dg.prospectus_requests@bofa.com or by calling Citigroup Global Markets Inc. at 1-800-831-9146 or by emailing prospectus@citi.com.

No PRIIPs or UK PRIIPs key information document (KID) has been prepared as European Economic Area or UK retail investors are not targeted.

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